Exhibit 99.4

XpresSpa Group Announces Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

NEW YORK, January 10, 2022 - XpresSpa Group, Inc. (Nasdaq: XSPA), a travel health and wellness company, today announced that a majority of the independent members of its Board of Directors granted an equity award to Ezra T. Ernst, who was previously affiliated with GCG Connect LLC d/b/a HyperPointe (“HyperPointe”) and who was offered employment with the Company in connection with XpresSpa’s acquisition of the equity interests of HyperPointe, as an inducement material to such new employee entering into employment with the Company. The equity award was approved on January 7, 2022, in accordance with Nasdaq Listing Rule 5635(c)(4).

The employee will receive stock options to purchase 1,000,000 shares of XpresSpa common stock. The stock options will be issued upon the closing of the acquisition of HyperPointe and employee’s hire date in connection therewith (the "Grant Date"), and all stock options included within the equity inducement award will have an exercise price equal to the closing price of XpresSpa common stock on the Grant Date. One-third of the options will vest on each of the first three anniversaries of the Grant Date, subject to the employee's continued employment with XpresSpa or its subsidiaries on such vesting dates. The stock options have a ten-year term.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global travel health and wellness holding company operating three distinct brands: XpresCheck®, XpresSpa® and Treat™. XpresCheck is a leading on-site airport provider of COVID-19 screening and testing with 14 locations in 12 domestic airports. XpresSpa is a leading airport retailer of spa services and related health and wellness products, with 43 locations in 21 airports globally. Treat is a travel health and wellness brand that will be providing on-demand access to healthcare through technology and personalized services with one flagship location at JFK Terminal 4.

To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com.

To learn more about XpresCheck, visit: www.XpresCheck.com.

To learn more about XpresSpa, visit www.XpresSpa.com.

To learn more about Treat, visit: www.Treat.com.

Twitter: @xprescheck and Instagram: @realxprescheck

Twitter: @XpresSpa and Instagram: @XpresSpa

Twitter: @Treat_Care and Instagram: @treat_care